Exhibit 10.25

THE GREENBRIER COMPANIES, INC.

Executive Stock Ownership Guidelines

The Board of Directors believes that it is important for executive officers of The Greenbrier Companies, Inc. (the “Company”) to have a financial stake in the Company such that the executive officers’ interests align with those of the Company’s shareholders. To meet this objective, the Board has established these stock ownership guidelines for employees of the Company who are designated as “executive officers” by the Board.

1.

Ownership Requirements. Each executive officer is expected to acquire, and continue to hold during the term or his or her employment with the Company, ownership of Company stock having a value equal to the multiple of his or her annual base salary indicated in the table below, based upon title. An officer who holds more than one title indicated below will be expected to satisfy the highest applicable ownership requirement. Executive officers will have five years to satisfy these guidelines after the date of adoption of these guidelines or the date of being designated as an executive officer, whichever is later.

Position	Salary Multiple
Chief Executive Officer	5x
Executive Vice Presidents	2.5x
Senior Vice Presidents	2x
Presidents of Business Units	2x
Vice Presidents	1x

2.	Included Holdings. Company stock holdings that count toward meeting the ownership requirements include:

(a)	Shares owned outright or beneficially by the executive (or his or her immediate family members);

(b)	Restricted shares, including shares granted but not vested;

(c)	Shares issuable upon the settlement of restricted stock units;

(d)	Shares held in the Company’s Employee Stock Purchase Plan (“ESPP”);

(e)	Shares held in the Company’s Nonqualified Deferred Compensation Plan trust.

Unexercised stock options do not count toward meeting the ownership requirements.

3.

Share Retention Requirements. Until the ownership requirements are achieved, each executive officers is expected to retain not less than 50% of the number of shares awarded to him or her under the Company’s Stock Incentive Plan, net of the number of shares the executive officer has applied to the payment of taxes on such awards and excluding any shares held subject to a 10b5-1 Sales Plan in existence as of the effective date of these guidelines. Shares transferred by an executive pursuant to a domestic relations order do not violate the share retention requirements. In the event that an executive falls below the applicable guideline by reason of a transfer of shares made pursuant to a domestic relations order the Compensation Committee may, in its discretion, allow the executive additional time to come back into compliance with the guidelines.

4.

Monitoring Compliance. The Compensation Committee will monitor compliance with these stock ownership guidelines. In order to reduce the impact of stock price fluctuation on executive officers’ ongoing obligation to achieve and maintain compliance with these guidelines, shares of Company stock purchased on the open market are valued at cost, restricted shares acquired under any Company stock incentive plan are valued at the fair market value (as defined under the stock incentive plan) on the date of grant, and shares acquired under stock options and under the ESPP are valued at the fair market value at the time of exercise of the option or purchase of the ESPP shares and these values remain constant.    The foregoing notwithstanding, shares held by an executive officer as of the effective date of these guidelines or upon becoming subject to these guidelines as an executive officer shall in each case be valued at the fair market value on such date, which value remains constant. Once an executive officer has met the applicable ownership guideline, the number of shares required to be held to meet the guideline remains fixed, and fluctuations in market value of the Company’s shares do not increase or decrease the number of shares required to be held.

If an executive officer’s guideline stock ownership requirement changes due to a change in position or an increase (or decrease) in the executive officer’s annual base salary, the number of shares required to be held will increase (or decrease) accordingly.

5.	Modification of Guidelines. The Compensation Committee has authority to review and modify these guidelines from time-to-time as it deems appropriate.

These Executive Stock Ownership Guidelines were most recently reviewed and amended by the Compensation Committee of the Board of Directors of the Company on June 27, 2018.

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